Exhibit 99.1

Alnylam Pharmaceuticals Reports Second Quarter 2013 Financial Results

– Reported Positive Clinical Data from Two “Alnylam 5x15” Programs: ALN-TTR02 for the Treatment of Transthyretin (TTR)-Mediated Amyloidosis (ATTR) Patients with Familial Amyloidotic Polyneuropathy (FAP) and ALN-TTRsc for the Treatment of ATTR Patients with Familial Amyloidotic Cardiomyopathy (FAC) –

– Advanced Additional “Alnylam 5x15” Programs with Key Data Presented at Scientific Meetings –

– Maintained Strong Balance Sheet with $380 Million in Cash and Continues to Expect to End 2013 with Greater than $320 Million in Cash –

CAMBRIDGE, Mass.--(BUSINESS WIRE)--August 8, 2013--Alnylam Pharmaceuticals, Inc. (Nasdaq: ALNY), a leading RNAi therapeutics company, today reported its consolidated financial results for the second quarter 2013, and company highlights.

“This was an exceptional, data-rich quarter and recent period for Alnylam, where we reported positive clinical results from multiple ‘Alnylam 5x15’ programs. First, we presented positive interim data from our Phase II multi-dose trial of ALN-TTR02, where we showed up to 93% knockdown of circulating wild-type and mutant TTR in ATTR patients. In the coming weeks we plan to have patients treated in this Phase II study roll over into an open-label extension study, which will include a number of clinical endpoint measurements with initial data expected to be presented in 2014. We also remain on track to start a Phase III pivotal trial for ALN-TTR02 by the end of 2013,” said John Maraganore, Ph.D., Chief Executive Officer of Alnylam. “In addition, we were excited to report positive top-line results from our Phase I clinical study of ALN-TTRsc, a subcutaneously administered RNAi therapeutic targeting TTR for the treatment of ATTR. Specifically, we reported that ALN-TTRsc achieved greater than 80% knockdown of serum TTR and was generally safe and well tolerated. Importantly, we believe these clinical results establish human translation for RNAi therapeutics using our GalNAc-siRNA conjugate delivery platform, with implications for the entirety of our ‘Alnylam 5x15’ pre-clinical pipeline, which employs what is now a clinically validated subcutaneous delivery approach. With these recent advances, we believe that we are building a compelling opportunity for shareholder value creation with a modular and reproducible approach for development and, ultimately, commercialization of innovative medicines for genetically defined diseases.”

“In addition to the positive clinical data we reported recently, we were also pleased to report promising pre-clinical data, including key proof-of-concept data, from multiple ‘Alnylam 5x15’ programs. In our ALN-AT3 hemophilia program, we presented a robust set of data at the ISTH meeting – including results in multiple models of hemophilia – that highlight the potential and the innovative nature of this program. Notably, we demonstrated that subcutaneous administration of ALN-AT3 can fully normalize thrombin generation in a non-human primate hemophilia ‘inhibitor’ model, an important finding as thrombin generation is closely correlated with degree of disease severity in hemophilia patients. Certain IND-enabling pre-clinical and CMC work is being completed for this program resulting in a one quarter shift in timelines, and we now expect to file an IND for ALN-AT3 in the fourth quarter of 2013 and to initiate our Phase I clinical trial in early 2014,” said Barry Greene, President and Chief Operating Officer of Alnylam. “In addition, we presented key proof-of-concept data with ALN-AS1, an RNAi therapeutic targeting ALAS-1 for the treatment of porphyria, and introduced ALN-CC5, an RNAi therapeutic targeting complement component C5 for the treatment of complement-mediated diseases. Both of these programs use our GalNAc-siRNA conjugate approach enabling subcutaneous dosing with a wide therapeutic index, and we expect to nominate development candidates for both programs by year’s end. At our recent R&D Day, we also reported new pre-clinical data in our PCSK9 program – which is partnered with The Medicines Company – using our GalNAc-siRNA conjugate platform, showing potent and robust PCSK9 knockdown and LDL-c lowering with subcutaneous dosing. All told, we are very pleased with the progress we are making in executing on our ‘Alnylam 5x15’ product strategy, with the goal of bringing innovative medicines to patients.”

Cash, Cash Equivalents and Total Marketable Securities
At June 30, 2013, Alnylam had cash, cash equivalents and total marketable securities of $379.5 million, as compared to $226.2 million at December 31, 2012.

Net Loss
The net loss according to accounting principles generally accepted in the U.S. (GAAP) for the second quarter of 2013 was $18.2 million, or $0.29 per share on both a basic and diluted basis (including $3.4 million, or $0.05 per share of non-cash stock-based compensation expense), as compared to a net loss of $13.0 million, or $0.25 per share on both a basic and diluted basis (including $3.1 million, or $0.06 per share of non-cash stock-based compensation expense), for the same period in the previous year.

Revenues
Revenues were $8.7 million for the second quarter of 2013, as compared to $20.9 million for the same period last year. Revenues for the second quarter of 2013 included $5.5 million of revenues from the company’s alliance with Takeda Pharmaceuticals Company Limited, $1.4 million of revenues related to the company’s collaboration with Monsanto, and $1.8 million for the company’s alliance with The Medicines Company, research reagent licenses, and other sources. For the remainder of 2013, the company expects net revenues from research collaborations to remain consistent with the amount recorded in the second quarter.

Research and Development Expenses
Research and development (R&D) expenses were $24.2 million in the second quarter of 2013, which included $2.2 million of non-cash stock-based compensation, as compared to $21.7 million in the second quarter of 2012, which included $2.0 million of non-cash stock-based compensation. The increase in R&D expenses in the second quarter of 2013 as compared to the prior year period was due primarily to higher clinical trial and manufacturing expenses related to the company’s ALN-TTR02 and ALN-TTRsc programs. In addition, external services expenses increased, due primarily to higher pre-clinical expenses for the company’s ALN-TTR and ALN-AT3 programs, which were advanced further in development. Partially offsetting these increases were license fees due to certain entities related to our delivery and platform technologies that were expensed in 2012. Alnylam expects that R&D expenses will increase moderately for the second half of 2013.

General and Administrative Expenses
General and administrative (G&A) expenses were $5.8 million in the second quarter of 2013, which included $1.2 million of non-cash stock-based compensation, as compared to $11.2 million in the second quarter of 2012, which included $1.1 million of non-cash stock-based compensation. The decrease in G&A expenses for the second quarter of 2013 as compared to the prior year period was due primarily to a decrease in consulting and professional services related to business and legal activities. Alnylam expects that G&A expenses will remain consistent for the second half of 2013.

Investment in Regulus Therapeutics
Equity in loss of joint venture was zero for the second quarter of 2013 and $1.1 million for the second quarter of 2012. The prior year equity in loss of joint venture was related to the company’s share of the net losses incurred by Regulus. The company no longer uses the equity method to account for its investment in Regulus because it no longer has significant influence over the operating and financial policies of Regulus. The company now accounts for its investment in Regulus at fair value by adjusting the value to reflect fluctuations in Regulus’ stock price each reporting period. At June 30, 2013, the fair market value of the company’s investment in Regulus was $60.3 million as compared to $38.7 million at December 31, 2012.

Interest Income
Interest income was $0.3 million for the second quarter of 2013 and 2012.

Benefit from Income Taxes
The company had a benefit from income taxes of $2.9 million for the second quarter of 2013 as compared to zero in the second quarter of 2012. The income tax benefit is associated with the corresponding increase in the value of the company’s investment in Regulus that the company recorded in other comprehensive income, net of tax.

2013 Financial Guidance
The company expects that its cash, cash equivalents and total marketable securities balance will be greater than $320 million at December 31, 2013.

“Alnylam continues to maintain a solid balance sheet, ending this second quarter with $380 million in cash,” said Michael Mason, Vice President, Finance and Treasurer of Alnylam. “We remain on track to end 2013 with greater than $320 million, which will continue to provide us with a strong balance sheet to execute on our business plan and advance our RNAi therapeutics through clinical trials and toward the market.”

Second Quarter 2013 and Recent Significant Corporate Highlights

Key “Alnylam 5x15” Program Highlights

  Reported Positive Phase II Data for ALN-TTR02, an RNAi Therapeutic Targeting Transthyretin (TTR) for the Treatment of TTR-Mediated Amyloidosis (ATTR). Interim results from a Phase II study showed that multiple doses of ALN-TTR02, an intravenously delivered RNAi therapeutic, led to robust and statistically significant (p<0.001) knockdown of serum TTR protein levels of up to 93%. Knockdown of TTR, the disease-causing protein in ATTR, was found to be rapid, dose dependent, and durable, with similar activity observed toward both wild-type and mutant protein. In addition, ALN-TTR02 was found to be generally safe and well tolerated in this study. The Phase II study has nearly completed enrollment with about 30 patients, and Alnylam intends to present the final data from this study at the IXth International Symposium on Familial Amyloidotic Polyneuropathy (ISFAP) to be held in Rio de Janeiro, Brazil, November 10 – 13, 2013. In addition, the company remains on track to initiate in mid-2013 an open-label extension (OLE) study of ALN-TTR02 for patients treated in the Phase II study. The OLE study will include a number of clinical endpoint measures including Neuropathy Impairment Score, or “NIS,” and initial data are expected to be presented in 2014. Furthermore, the company intends to start a Phase III pivotal trial for ALN-TTR02 in FAP patients by the end of 2013.
  Announced Top-Line Phase I Results for ALN-TTRsc, a Subcutaneously Administered RNAi Therapeutic Targeting TTR for the Treatment of ATTR. ALN-TTRsc achieved robust and statistically significant (p<0.01) knockdown of serum TTR protein levels of greater than 80% in healthy volunteer subjects, in line with results previously reported in non-human primates. In addition, ALN-TTRsc was found to be generally safe and well tolerated. These top-line human study results are the first to be reported for Alnylam’s proprietary GalNAc-siRNA conjugate delivery platform, enabling subcutaneous dosing of RNAi therapeutics with a wide therapeutic index. Full results from the Phase I study will be presented at the Annual Scientific Meeting of the Heart Failure Society of America (HFSA), being held September 22 – 25, 2013 in Orlando, Fla.
  Advanced ALN-AT3, a Subcutaneously Administered RNAi Therapeutic Targeting Antithrombin (AT) for the Treatment of Hemophilia and Rare Bleeding Disorders (RBD), Toward Investigational New Drug (IND) Filing. Alnylam presented new pre-clinical data with ALN-AT3 at the XXIV Congress of the International Society on Thrombosis and Haemostasis (ISTH) that was held June 29 – July 4, 2013 in Amsterdam. The new pre-clinical results demonstrated that ALN-AT3 can normalize thrombin generation and improve hemostasis in hemophilia mice and fully correct thrombin generation in a non-human primate (NHP) hemophilia “inhibitor” model. In addition, the company presented results of tolerability studies that support a broad therapeutic index for ALN-AT3 in the hemophilia setting. Alnylam is completing a number of IND-enabling pre-clinical and CMC studies, and now expects a one quarter shift in the program timeline, resulting in the filing of an IND in the fourth quarter of 2013 and initiation of a Phase I clinical trial in early 2014.
  Advanced ALN-AS1, a Subcutaneously Administered RNAi Therapeutic Targeting Aminolevulinic Acid Synthase-1 (ALAS-1), for the Treatment of Porphyria. New pre-clinical data in rodent models of acute intermittent porphyria (AIP) were presented at the International Congress of Porphyrins and Porphyrias, which was held May 16 – 18, 2013 in Lucerne, Switzerland. Results demonstrated that RNAi therapeutics targeting ALAS-1 can completely block the abnormal production of toxic intermediates of the heme biosynthesis pathway that cause the symptoms and disease pathology of AIP. The new research results support the advancement of RNAi therapeutics as a promising strategy for the prevention and/or treatment of acute attacks in patients with AIP. The company is on track to designate a GalNAc-siRNA development candidate, ALN-AS1, in late 2013 and plans to file an IND in 2014.
  Designated ALN-CC5, a Subcutaneously Administered RNAi Therapeutic Targeting Complement Component C5 for the Treatment of Complement-Mediated Diseases, as a New “Alnylam 5x15” program. Alnylam presented pre-clinical data with ALN-CC5 at the 6th International Conference on Complement Therapeutics that was held June 18 – 23, 2013 in Kos, Greece. The new research demonstrated potent, dose-dependent, and durable RNAi-mediated knockdown of serum C5 and inhibition of complement-mediated hemolytic activity of approximately 90%. The complement system plays a central role in immunity as a protective mechanism for host defense, but its dysregulation results in life-threatening complications in a broad range of human diseases including paroxysmal nocturnal hemoglobinuria (PNH), atypical hemolytic-uremic syndrome (aHUS), neuromyelitis optica, amongst others. C5, which is predominantly expressed in liver cells, is a genetically and clinically validated target; loss-of-function human mutations are associated with an attenuated immune response against certain infections, and intravenous anti-C5 monoclonal antibody therapy has demonstrated clinical activity and tolerability in a number of complement-mediated diseases. A subcutaneously administered RNAi therapeutic that silences C5 represents a novel approach to the treatment of complement-mediated diseases. The company is performing additional optimization of the current GalNAc-siRNA conjugate lead molecule and expects to nominate its ALN-CC5 development candidate in late 2013.
  Advanced Additional “Alnylam 5x15” Programs. Alnylam continued to advance additional programs as part of its “Alnylam 5x15” product strategy, including ALN-PCS, an RNAi therapeutic targeting PCSK9 for the treatment of hypercholesterolemia; ALN-TMP, an RNAi therapeutic targeting TMPRSS6 for the treatment of beta-thalassemia and iron-overload disorders; and ALN-AAT, an RNAi therapeutic targeting alpha-1-antitrypsin (AAT) for the treatment of liver disease associated with AAT deficiency. At its recent R&D Day, the company provided an update from its ALN-PCS program, which is partnered with The Medicines Company, showing pre-clinical results with a GalNAc-siRNA conjugate targeting PCSK9 (ALN-PCSsc) that enables subcutaneous dose administration. Specifically, in non-human primate studies performed in the absence of concomitant statin therapy, ALN-PCSsc showed greater than 80% knockdown of plasma PCSK9 with greater than 50% reductions in LDL-c.

Business and Organizational Highlights

  Expanded Management Team. Alnylam appointed John Frenz, Ph.D., to the position of Vice President of Manufacturing. Before joining Alnylam, Dr. Frenz was the Vice President of Operations at GlobeImmune, Inc., where he oversaw clinical supply of seven products across two Phase II and multiple Phase I trials. Prior to GlobeImmune, John was at Genentech, Inc., where he was Plant Manager of Biochemical Manufacturing in South San Francisco. In that role he oversaw the production of all of Genentech’s clinical products and about half of its commercial production.

Conference Call Information
Management will provide an update on the company, discuss second quarter 2013 results, and discuss expectations for the future via conference call on Thursday, August 8, 2013 at 4:30 p.m. ET. A corporate slide presentation will also be available on the News & Investors page of the company’s website, www.alnylam.com, to accompany the conference call. To access the call, please dial 877-312-7507 (domestic) or 631-813-4828 (international) five minutes prior to the start time and refer to conference ID 26479248. A replay of the call will be available beginning at 7:30 p.m. ET on Thursday, August 8, 2013. To access the replay, please dial 855-859-2056 (domestic) or 404-537-3406 (international), and refer to conference ID 26479248.

About RNA Interference (RNAi)
RNAi (RNA interference) is a revolution in biology, representing a breakthrough in understanding how genes are turned on and off in cells, and a completely new approach to drug discovery and development. Its discovery has been heralded as “a major scientific breakthrough that happens once every decade or so,” and represents one of the most promising and rapidly advancing frontiers in biology and drug discovery today which was awarded the 2006 Nobel Prize for Physiology or Medicine. RNAi is a natural process of gene silencing that occurs in organisms ranging from plants to mammals. By harnessing the natural biological process of RNAi occurring in our cells, the creation of a major new class of medicines, known as RNAi therapeutics, is on the horizon. Small interfering RNA (siRNA), the molecules that mediate RNAi and comprise Alnylam’s RNAi therapeutic platform, target the cause of diseases by potently silencing specific mRNAs, thereby preventing disease-causing proteins from being made. RNAi therapeutics have the potential to treat disease and help patients in a fundamentally new way.

About Alnylam Pharmaceuticals
Alnylam is a biopharmaceutical company developing novel therapeutics based on RNA interference, or RNAi. The company is leading the translation of RNAi as a new class of innovative medicines with a core focus on RNAi therapeutics toward genetically defined targets for the treatment of serious, life-threatening diseases with limited treatment options for patients and their caregivers. These include: ALN-TTR02, an intravenously delivered RNAi therapeutic targeting transthyretin (TTR) for the treatment of TTR-mediated amyloidosis (ATTR) in patients with familial amyloidotic polyneuropathy (FAP); ALN-TTRsc, a subcutaneously delivered RNAi therapeutic targeting TTR for the treatment of ATTR in patients with familial amyloidotic cardiomyopathy (FAC); ALN-AT3, an RNAi therapeutic targeting antithrombin (AT) for the treatment of hemophilia and rare bleeding disorders (RBD); ALN-AS1, an RNAi therapeutic targeting aminolevulinate synthase-1 (ALAS-1) for the treatment of porphyria including acute intermittent porphyria (AIP); ALN-PCS, an RNAi therapeutic targeting PCSK9 for the treatment of hypercholesterolemia; ALN-TMP, an RNAi therapeutic targeting TMPRSS6 for the treatment of beta-thalassemia and iron-overload disorders; ALN-AAT, an RNAi therapeutic targeting alpha-1-antitrypsin (AAT) for the treatment of AAT deficiency liver disease; and ALN-CC5, an RNAi therapeutic targeting complement component C5 for the treatment of complement-mediated diseases, amongst other programs. As part of its “Alnylam 5x15TM” strategy, the company expects to have five RNAi therapeutic products for genetically defined diseases in clinical development, including programs in advanced stages, on its own or with a partner by the end of 2015. Alnylam has additional partnered programs in clinical or development stages, including ALN-RSV01 for the treatment of respiratory syncytial virus (RSV) infection and ALN-VSP for the treatment of liver cancers. The company’s leadership position on RNAi therapeutics and intellectual property have enabled it to form major alliances with leading companies including Merck, Medtronic, Novartis, Biogen Idec, Roche, Takeda, Kyowa Hakko Kirin, Cubist, Ascletis, Monsanto, Genzyme, and The Medicines Company. In addition, Alnylam holds an equity position in Regulus Therapeutics Inc., a company focused on discovery, development, and commercialization of microRNA therapeutics. Alnylam has also formed Alnylam Biotherapeutics, a division of the company focused on the development of RNAi technologies for applications in biologics manufacturing, including recombinant proteins and monoclonal antibodies. Alnylam’s VaxiRNA™ platform applies RNAi technology to improve the manufacturing processes for vaccines; GlaxoSmithKline is a collaborator in this effort. Alnylam scientists and collaborators have published their research on RNAi therapeutics in over 100 peer-reviewed papers, including many in the world’s top scientific journals such as Nature, Nature Medicine, Nature Biotechnology, and Cell. Founded in 2002, Alnylam maintains headquarters in Cambridge, Massachusetts. For more information, please visit www.alnylam.com.

About “Alnylam 5x15™”
The “Alnylam 5x15” strategy, launched in January 2011, establishes a path for development and commercialization of novel RNAi therapeutics toward genetically defined targets for the treatment of diseases with high unmet medical need. Products arising from this initiative share several key characteristics including: a genetically defined target and disease; the potential to have a major impact in a high unmet need population; the ability to leverage the existing Alnylam RNAi delivery platform; the opportunity to monitor an early biomarker in Phase I clinical trials for human proof of concept; and the existence of clinically relevant endpoints for the filing of a new drug application (NDA) with a focused patient database and possible accelerated paths for commercialization. By the end of 2015, the company expects to have five such RNAi therapeutic programs in clinical development, including programs in advanced stages, on its own or with a partner. The “Alnylam 5x15” programs include: ALN-TTR02, an intravenously delivered RNAi therapeutic targeting transthyretin (TTR) for the treatment of TTR-mediated amyloidosis (ATTR) in patients with familial amyloidotic polyneuropathy (FAP); ALN-TTRsc, a subcutaneously delivered RNAi therapeutic targeting TTR for the treatment of ATTR in patients with familial amyloidotic cardiomyopathy (FAC); ALN-AT3, an RNAi therapeutic targeting antithrombin (AT) for the treatment of hemophilia and rare bleeding disorders (RBD); ALN-AS1, an RNAi therapeutic targeting aminolevulinate synthase-1 (ALAS-1) for the treatment of porphyria including acute intermittent porphyria (AIP); ALN-PCS, an RNAi therapeutic targeting PCSK9 for the treatment of hypercholesterolemia; ALN-TMP, an RNAi therapeutic targeting TMPRSS6 for the treatment of beta-thalassemia and iron-overload disorders; ALN-AAT, an RNAi therapeutic targeting alpha-1-antitrypsin (AAT) for the treatment of AAT deficiency liver disease; and ALN-CC5, an RNAi therapeutic targeting complement component C5 for the treatment of complement-mediated diseases, amongst other programs. Alnylam intends to focus on developing and commercializing certain programs from this product strategy itself in North and South America, Europe, and other parts of the world; these include ALN-TTR, ALN-AT3, ALN-AS1, and ALN-CC5.

Alnylam Forward-Looking Statements
Various statements in this release concerning Alnylam’s future expectations, plans and prospects, including without limitation, Alnylam’s expectations regarding its “Alnylam 5x15” product strategy, Alnylam’s views with respect to the potential for RNAi therapeutics, including ALN-TTR02 and ALN-TTRsc, ALN-AT3, ALN-AS1, ALN-CC5, ALN-PCS, ALN-TMP, and ALN-AAT, its expectations with respect to the timing and success of its clinical and pre-clinical trials, the expected timing of regulatory filings, including its plan to file IND or IND equivalent applications and initiate clinical trials for ALN-AT3 and ALN-AS1, its expectations regarding reporting of data from its clinical studies, including its ALN-TTR02 and ALN-TTRsc studies, its plans to seek a partner for certain ‘Alnylam 5x15’ programs, its plans regarding commercialization of RNAi therapeutics, and its expected cash position as of December 31, 2013, constitute forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including, without limitation, Alnylam’s ability to manage operating expenses, Alnylam’s ability to discover and develop novel drug candidates and delivery approaches, successfully demonstrate the efficacy and safety of its drug candidates, the pre-clinical and clinical results for its product candidates, which may not support further development of product candidates, actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials, obtaining, maintaining and protecting intellectual property, Alnylam’s ability to enforce its patents against infringers and defend its patent portfolio against challenges from third parties, obtaining regulatory approval for products, competition from others using technology similar to Alnylam’s and others developing products for similar uses, Alnylam’s ability to obtain additional funding to support its business activities and establish and maintain strategic business alliances and new business initiatives, Alnylam’s dependence on third parties for development, manufacture, marketing, sales and distribution of products, the outcome of litigation, and unexpected expenditures, as well as those risks more fully discussed in the “Risk Factors” filed with Alnylam’s current report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on May 7, 2013 and in other filings that Alnylam makes with the SEC. In addition, any forward-looking statements represent Alnylam’s views only as of today and should not be relied upon as representing its views as of any subsequent date. Alnylam explicitly disclaims any obligation to update any forward-looking statements.

Alnylam Pharmaceuticals, Inc.
Unaudited Condensed Consolidated Statements of Comprehensive Loss
(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012

Net revenues from research collaborators	$8,687	$20,884	$27,329	$41,471

Operating expenses:
Research and development (1)	24,215	21,723	46,394	42,797
General and administrative (1)	5,784	11,228	12,051	21,634
Total operating expenses	29,999	32,951	58,445	64,431
Loss from operations	(21,312)	(12,067)	(31,116)	(22,960)
Other income (expense):
Equity in loss of joint venture (Regulus Therapeutics Inc.)	-	(1,139)	-	(2,028)
Interest income	270	271	494	494
Other (expense) income	(11)	(21)	(6)	170
Total other income (expense)	259	(889)	488	(1,364)
Loss before income taxes	(21,053)	(12,956)	(30,628)	(24,324)
Benefit from income taxes	2,884	-	3,446	-
Net loss	($18,169)	($12,956)	($27,182)	($24,324)
Net loss per common share - basic and diluted	($0.29)	($0.25)	($0.45)	($0.50)
Weighted average common shares used to compute basic and diluted net loss per common share	61,661	51,280	60,424	48,877

Comprehensive loss:
Net loss	($18,169)	($12,956)	($27,182)	($24,324)
Unrealized gain (loss) on marketable securities, net of tax	7,309	(25)	12,468	103
Comprehensive loss	($10,860)	($12,981)	($14,714)	($24,221)

(1) Non-cash stock-based compensation expenses included in operating expenses are as follows:
Research and development	$2,200	$1,998	$4,287	$4,086
General and administrative	1,177	1,098	2,165	2,166

Alnylam Pharmaceuticals, Inc.
Unaudited Condensed Consolidated Balance Sheets
(In thousands, except share amounts)

	June 30,	December 31,
	2013	2012
Cash, cash equivalents and total marketable securities	$379,512	$226,228
Billed and unbilled collaboration receivables	460	104
Prepaid expenses and other current assets	4,205	2,641
Property and equipment, net	18,045	19,799
Investment in equity securities of Regulus Therapeutics Inc.	60,336	38,748
Total assets	$462,558	$287,520
Accounts payable and accrued expenses	18,254	15,978
Total deferred revenue	131,196	132,291
Total deferred rent	4,933	5,198
Total stockholders’ equity (62.5 million and 52.5 million common shares issued and outstanding at June 30, 2013 and December 31, 2012, respectively)	308,175	134,053
Total liabilities and stockholders' equity	$462,558	$287,520

This selected financial information should be read in conjunction with the consolidated financial statements and notes thereto included in Alnylam's Annual Report on Form 10-K which includes the audited financial statements for the year ended December 31, 2012.

CONTACT:
Alnylam Pharmaceuticals, Inc.
Cynthia Clayton, 617-551-8207
Vice President, Investor Relations and
Corporate Communications
or
Michael Mason, 617-551-8327
Vice President, Finance and Treasurer